UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
ON
FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES|
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	58-1954497
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

         Preferred Stock Purchase Rights
(Title of Class)

EXPLANATORY NOTE

This Form 8-A/A amends the Registration Statement on Form 8-A, dated May 13, 2008 (the “Form 8-A”) filed by Perma-Fix Environmental Services, Inc. (the “Company”) with respect to the rights to purchase Series A Junior Participating Preferred Stock (the “Rights”), issued pursuant to the Rights Agreement, dated May 2, 2008, between the Company and Continental Stock Transfer & Trust Company (“Continental”), as Rights Agent (the “Rights Agreement”). On September 29, 2008, the Rights Agreement was amended by a certain Letter Agreement between the Company and Continental in order to correct the numbering of certain subparagraphs which were inadvertently misnumbered in the Rights Agreement. The Letter Agreement is attached as Exhibit 4.3 to this Registration Statement and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit	Description

4.1
Rights Agreement, dated May 2, 2008, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, which is incorporated by reference from Exhibit 4.1 to the Company’s Form 8-K, filed May 8, 2008.

4.2	Certificate of Designations of Series A Junior Participating Preferred Stock, which is incorporated by reference from Exhibit 4.2 to the Company’s Form 8-K, filed May 8, 2008.

4.3	Letter Agreement, dated September 29, 2008, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 1, 2008

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Steven T. Baughman
Steven T. Baughman
Vice President and Chief Financial Officer